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                                                                     EXHIBIT a.8

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated September 4, 1997 and the related Letter of Transmittal. The Offer is being made to all holders of Shares; provided, that the Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Morgan Stanley & Co. Incorporated or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

                      NOTICE OF OFFER TO PURCHASE FOR CASH

                                       BY

                        BROWNING-FERRIS INDUSTRIES, INC.
                  UP TO 15,000,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                      AT A PURCHASE PRICE NOT GREATER THAN
                        $39 NOR LESS THAN $34 PER SHARE

     Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of its Common Stock, par value
$.16 2/3 per share (the "Shares") (including the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of June 1, 1988, as amended, between the Company and First Chicago Trust Company of New York, as the Rights Agent), at prices not greater than $39.00 nor less than $34.00 per Share, net to the seller in cash, specified by such stockholders, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 4, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

     The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7 of the Offer to Purchase.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 1, 1997, UNLESS THE OFFER IS EXTENDED.

     The Company will determine a single per Share price (not greater than $39.00 nor less than $34.00 per Share) that it will pay for Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the Purchase Price that will enable it to buy 15,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $39.00 nor less than $34.00 per Share) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described below. The Purchase Price will be paid in cash, net to the seller, with respect to all Shares purchased. Shares rendered at prices in excess of the Purchase Price and Shares not purchased because of proration and conditional tenders will be returned.

     On September 3, 1997, the Board of Directors of the Company announced an increase in the regular quarterly cash dividend for the fourth quarter of the fiscal year ending September 30, 1997 to $.19 per Share. Shares tendered and purchased by the Company will be entitled to this regular quarterly cash dividend of $.19 per Share to be paid by the Company on October 6, 1997, to holders of record on September 19, 1997.

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     Upon the terms and subject to the conditions of the Offer, if more than
15,000,000 Shares have been validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date (as defined in the Offer to Purchase), the Company will purchase Shares in the following order of priority:
(a) first, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by any stockholder who owned beneficially an aggregate of fewer than 100 Shares (including any Shares held in the Dividend Reinvestment Plan (the "Reinvestment Plan")) as of the close of business on September 3, 1997 and who validly tenders all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery; and (b) then, after purchase of all the foregoing Shares, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, all other Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares, other than Shares held in the Reinvestment Plan).

     The Company believes that the purchase of its Shares at this time will benefit the Company and its stockholders. The Offer will afford to stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price (not greater than $39.00 nor less than $34.00 per Share) at which they are willing to sell their Shares and, in the event the Company accepts such Shares, to dispose of Shares without the usual transaction costs associated with a market sale. The Offer will also allow qualifying stockholders owning beneficially fewer than 100 Shares to avoid the payment of brokerage commissions and the applicable odd lot discount payable on a sale of Shares in a transaction effected on a securities exchange.

     Neither the Company nor its Board of Directors makes any recommendation to any stockholder as to whether to tender all or any Shares. Each stockholder must make his or her own decision as to whether to tender shares and, if so, how many Shares to tender and at what price. The Company has been informed that no director or executive officer intends to tender Shares pursuant to the Offer.

     The Company reserves the right, at any given time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary, followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after October 30, 1997, unless theretofore accepted for payment by the Company as provided in the Offer to Purchase. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of the addresses or the facsimile number set forth on the back cover of the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to purchase at any time prior to the Expiration Date.

     The Company will be deemed to have purchased tendered Shares as, if and when it gives oral or written notice to the Depositary of its acceptance for payment of Shares.

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     The information required to be disclosed by Rule 13e-4(d)(1) of the General
Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     Copies of the Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

     Any questions or requests for assistance may be directed to Morrow & Co., Inc. (the "Information Agent") or Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective telephone numbers and addresses listed below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal, Notice of Guaranteed Delivery or other tender offer materials may be directed to the Information Agent or the Dealer Manager and such copies will be furnished promptly at the Company's expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022

                       BANKS AND BROKERS CALL TOLL FREE:

                                 (800) 622-5200

                           ALL OTHERS CALL TOLL FREE:

                                 (800) 566-9061

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                         (212) 761-5722 (call collect)
September 4, 1997

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